EXHIBIT 10


                          THE LUBRIZOL CORPORATION

                   Deferred Compensation Plan For Officers

                         (As Amended June 17, 1995)

1. Purpose. The purpose of this Deferred Compensation Plan For Officers (the "Plan") is to permit an officer (as identified by the Company for Section 16 purposes under the Securities Act of 1934) (sometimes hereinafter referred to as "officer" or as the "Participant") of The Lubrizol Corporation (the "Company"), who wishes, to defer a portion of such officer"s compensation until retirement or other termination of employment all as provided in the Plan.

2. Administration. The Plan shall be administered by the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee's interpretation and construction of all provisions of the Plan shall be binding and conclusive upon all Participants and their heirs and/or successors.

3.  Right to Defer Compensation.

      (a) An officer of the Company may, at any time prior to January 1 of a given calendar year, elect, for one or more future successive calendar years, to defer under the Plan a pre-selected amount of such officer's total annual compensation, including bonus, which such officer may thereafter be entitled to receive for services performed during such elected calendar year or years.

      (b) The election under this Section 3 shall take effect on the first day of the calendar year following the date on which the election is made and such election shall be irrevocable for any elected calendar year after such elected calendar year shall have commenced.

      (c) The pre-selected amount that an officer may elect to defer shall be one or more of the following:

            (i) a fixed dollar amount or percentage of the officer's bi-weekly base salary;

            (ii) a fixed dollar amount or percentage of the officer's quarterly pay;

            (iii) a fixed dollar amount or percentage of the officer's share in the variable compensation component, if any;

            (iv) a fixed dollar amount or percentage of the officer's participation in the variable award plan, if any.

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      (d)   In addition to the provisions of paragraph (c), an officer may elect to defer that portion or all of the officer's participation, if any, in (i) the variable compensation component and/or (ii) the variable award plan for services rendered during the elected calendar year, to the extent that such amounts would otherwise be non-deductible by the Company pursuant to section 162(m) of the Internal Revenue Code of 1986. The amount of the election under this paragraph (d) shall be determined after taking into account the officer's election, if any, under paragraph (c).

      (e) Notwithstanding paragraphs (a) and (b), where an officer first becomes eligible to participate in the Plan, the newly eligible officer may make the election under this Section 3 to defer the specified compensation for services to be performed subsequent to the election and for the remainder of the calendar year in which the election under this
Section 3 is made provided such election is made within 30 days after the date the officer first becomes eligible.

      (f) All elections under this Plan shall be made by written notice delivered to the Vice President, Human Resources, of the Company specifying (i) the number of calendar years, one or more, during which the election shall apply, (ii) the portion, if any, determined under paragraph
(c), of each category of the Participant's compensation to be deferred for such year or years, as described above, and (iii) the periodic payment schedule selected subject to (x) the installment period limitation and (y) the computation of each installment payment, as provided in Section 5.

      (g)   A Participant may designate that the election under this
Section 3 shall remain in effect until the Participant, on a prospective basis, withdraws the election or changes the amount to be deferred; PROVIDED THAT that, if the Participant changes only the amount to be deferred, the periodic payment schedule selected under paragraph (f)(iii) shall continue to apply. Any notice of the withdrawal of the election shall be effective on the first day of the calendar year following the date on which such notice is given to the Company's Vice President, Human Resources; PROVIDED THAT, such notice shall not change, alter or terminate the deferral of the officer's participation in the variable award plan for the year in which such notice of withdrawal is given which, except for the deferral, would be payable in the calendar year following the date on which such notice of withdrawal is given. Notwithstanding paragraph (f) and the first sentence of this paragraph (g), any compensation earned after the end of the first month in which a Participant under this Plan no longer is an officer of the Company, as defined in Section 1, but continues to be employed by the Company, shall not be deferred, PROVIDED HOWEVER, the balance in the Participant's Accounts shall continue to be held and administered pursuant to the Plan.
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4.  Deferred Compensation Accounts.

      (a) On the last day of each month during which the compensation deferred under the Plan would have become payable to the Participant in the absence of an election under the Plan to defer payment thereof, the amount of such deferred compensation, reduced by the amount of any applicable federal, state and/or local payroll taxes, shall be credited to a DEFERRED COMPENSATION ACCOUNT (the "Participant's Account") which shall be established and maintained for each Participant in the Company's accounting books and records. To the extent that, at the time amounts are credited to a Participant's Account, any federal, state or local payroll withholding tax applies (e.g., Medicare withholding tax), the Participant shall be responsible for the payment of such amount to the Company and the Company shall promptly remit such amount to the proper taxing authority.

      (b) Interest shall accrue on the month-end balance in each Participant's Account as of the last day of each month and shall be computed at the Federal Reserve 90-day Composite Rate in effect for the previous calendar quarter. Such interest amount so determined shall be credited monthly to such Participant's Account.

5.  Payment of Deferred Compensation.

      (a) The total amount standing as a credit in a Participant's Account shall, upon termination of employment, be payable to the Participant either in a lump sum or in periodic installments over such period, not exceeding ten years, as the Participant shall have selected pursuant to Section 3(f)(iii). Such periodic payments shall begin or the lump sum payment shall be made, as the case may be, from the Participant's Accounts, at such time, not more than twelve (12) months after the Participant ceases to be an employee of the Company, as the Participant shall have selected pursuant to Section 3 (f)(iii) at the time of entering the Plan. All amounts payable in accordance with this
Section 5(a) shall be subject to applicable federal, state and/or local payroll withholding taxes then in effect.

      (b) The amount of each installment payable to a Participant shall be determined by dividing the balance of such Participant's Account by the number of periodic installments (including the current installment) remaining to be paid. Until a Participant's Account has been completely distributed, the balance thereof remaining, from time to time, shall bear interest on a monthly basis calculated as provided in
Section 4(b).

      (c) In the event a Participant dies prior to receiving payment of the entire amount in that Participant's Account, the unpaid balance shall be paid to such beneficiary as the Participant may have designated in writing to the Vice President, Human Resources, of the Company as the beneficiary to receive any such post-death distribution under the Plan or, in the absence of such written designation, to the Participant's legal representative or to the beneficiary designated in the Participant's last will as the one to receive such distributions. Distributions subsequent to the death of a Participant may be made either in a lump sum or in periodic installments in such amounts and over such period, not exceeding ten years from the date of death, as the Committee may direct and the amount of each installment shall be computed as provided in Section 5(b).

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6.  Acceleration of Payments.  The Committee may accelerate the distribution of part or all of a Participant's Account for reasons of severe financial hardship. For purposes of the Plan, severe financial hardship shall be deemed to exist in the event the Committee determines that a Participant needs a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Participant or a member of the Participant's family, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.

7. Non-assignability. None of the rights or interests in a Participant's Account shall, at any time prior to actual payment or distribution pursuant to the Plan, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, and such rights and interest shall not be subject to payment of debts by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided that, upon the occurrence of any such assignment or transfer or the attempted assignment or transfer, all payments under Section 5 shall be payable in the sole and unrestricted judgment and discretion of the Committee, as to time and amount (including a lump sum amount), and shall be distributable to the person who would have received the payment but for this Section 7 only at such time or times and in such amounts as the Committee, from time to time, and in its sole and unrestricted judgment and discretion, shall determine. Should an event covered by this Section 7 occur prior to the death of a Participant, the balance, if any, in the Participant's Account shall, after such death, be thereafter distributed as provided in Section 5(c) subject to the provisions of this Section 7.

8. Plan to be Unfunded. The Company shall be under no obligation to segregate or reserve any funds or other assets for purposes relating to the Plan and, except as set forth in this Plan, no Participant shall have any rights whatsoever in or with respect to any funds or other assets held by the Company for purposes of the Plan or otherwise. Each Participant's Account maintained for purposes of the Plan merely constitutes a bookkeeping entry on records of the Company, constitutes the unsecured promise and obligation of the Company to make payments as provided herein, and shall not constitute any allocation whatsoever of any cash or other assets of the Company or be deemed to create any trust or special deposit with respect to any of the Company's assets.

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9.  Amendment.  The Board of Directors of the Company may, from time to time, amend or terminate the Plan, provided that no such amendment or termination of the Plan shall adversely affect a Participant's Account as it existed immediately before such amendment or termination or the manner of distribution thereof, unless such Participant shall have consented thereto in writing. Any reduction in the quarterly interest rate set forth in Section 4(b), by amendment to the Plan, shall affect only contributions made to the Plan for calendar years subsequent to the adoption of the amendment. The balance in a Participant's Account prior to the effective date of any such interest rate reduction shall continue to bear interest at the rate in effect prior to any such reduction in interest rate. Notice of any amendment or termination of the Plan shall be given promptly to all Participants.

   10. Plan Implementation. This Plan is adopted and effective on the 25th day of July, 1994 as amended on June 17, 1995.